Exhibit 99.2

Team Health Holdings, Inc. Closes Secondary Offering of Common Stock

KNOXVILLE, Tenn. – July 5, 2012 – Team Health Holdings, Inc. (“TeamHealth”) (NYSE: TMH) announced today that its previously announced secondary offering closed today. Eight million shares of TeamHealth’s common stock were sold by its principal stockholder, Ensemble Parent LLC, an investment fund affiliated with The Blackstone Group L.P., and by certain of TeamHealth’s officers and directors. Ensemble Parent LLC sold an additional 1,200,000 shares pursuant to the option granted by Ensemble Parent LLC, which was exercised by underwriters prior to closing. Ensemble Parent sold 9,125,000 shares in total, and TeamHealth’s officers and directors sold 75,000 shares. TeamHealth did not receive any proceeds from the sale of shares in the offering.

Barclays and Citigroup acted as joint book-running managers for the offering.

This offering was made solely by means of a prospectus, copies of which may be obtained from: Barclays, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by calling (888) 603-5847 or by emailing barclaysprospectus@broadridge.com; or Citigroup at Brooklyn Army Terminal, 140 East 58th Street, 8th Floor, Brooklyn, NY 11220, Attention: Prospectus Department, or by calling (800)-831-9146 or by emailing BATProspectus@citi.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About TeamHealth

TeamHealth is one of the largest providers of outsourced physician staffing solutions for hospitals in the United States. Through its seven principal service lines located in 16 regional sites, TeamHealth’s more than 7,700 affiliated healthcare professionals provide emergency medicine, anesthesia, hospital medicine, urgent care, and pediatric staffing and management services to more than 750 civilian and military hospitals, clinics, and physician groups in 47 states. For more information about TeamHealth, visit www.teamhealth.com.